EXHIBIT 2

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 27, 2011, by and among Carrols Restaurant Group, Inc., a Delaware corporation (the “Company”), Jefferies Capital Partners IV L.P., a Delaware limited partnership (“Jefferies Capital Partners IV”), Jefferies Employee Partners IV LLC, a Delaware limited liability company (“Jefferies Employee Partners”) and JCP Partners IV LLC, a Delaware limited liability company (together with Jefferies Capital Partners IV and Jefferies Employee Partners, “Jefferies Capital Partners”).

RECITALS

1.           Jefferies Capital Partners owns 6,559,739 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company.  Of such shares, 3,279,870 (the “Subject Shares”), representing approximately 15% of the issued and outstanding shares of Common Stock, shall initially be subject to this Agreement.

2.           The Company is contemplating the spin-off (the “Spin-Off”) of certain of its operations, as more fully described in the Preliminary Offering Memorandum relating to the issuance of senior secured lien notes of Fiesta Restaurant Group, Inc.  The Spin-Off will be effected by the distribution to the holders of the Common Stock of shares of common stock (the “Fiesta Common Stock”) of Fiesta Restaurant Group, Inc.

3.           Each of the parties hereto desires to enter into this Agreement to set forth their agreements and understandings with respect to how the Subject Shares will be voted while they are subject to this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings:

1.           “Affiliate” with respect to a particular person means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the particular person, but as used with respect to Jefferies Capital Partners shall be deemed to exclude the Company and its subsidiaries and as used with respect to the Company and its subsidiaries shall be deemed to exclude Jefferies Capital Partners.

2.            “Common Stock” has the meaning set forth in Recital A hereof.

3.            “Derivative Securities” means securities convertible into or exercisable or exchangeable for Common Stock or Fiesta Common Stock, as the case may be.

4.           “Fiesta Common Stock” has the meaning set forth in Recital A hereof.

5.           “Fiesta Percentage” means at any time, 15% of the outstanding Fiesta Common Stock at such time, treating as outstanding Fiesta Common Stock issuable upon the conversion, exercise or exchange of Derivative Securities held by Jefferies Capital Partners and its Affiliates.

6.           “Operative Percentage” means, at any time, 15% of the outstanding Common Stock of the Company at such time, treating as outstanding, Common Stock issuable upon conversion, exercise or exchange of Derivative Securities held by Jefferies Capital Partners.

7.           “Spin-Off” has the meaning set forth in Recital A hereof.

8.           “Spin-Off Effective Date” means the date on which the Spin-Off shall occur.

9.           “Subject Shares” has the meaning set forth in Recital A hereof.

ARTICLE II
VOTING; INDEPENDENCE

SECTION 2.01.            VOTING ON PARTICULAR MATTERS.  Jefferies Capital Partners hereby agrees at all times on and after the Spin-Off Effective Date to vote, or cause to be voted, all of the Subject Shares, or give consent in lieu thereof, as follows:

(a)           if the matter concerned is a proposed merger, consolidation, reorganization, dissolution or similar transaction of the Company, or a proposed sale or disposition of all or substantially all of the assets or business of the Company, in the sole and absolute discretion of Jefferies Capital Partners; and

(b)           for all other matters, in the same proportions as the shares of Common Stock voted on such matters, or as to which consent shall have been given in lieu of such vote, by the holders of Common Stock other than Jefferies Capital Partners, taken as a whole.

SECTION 2.02.            MERGER, ETC.  If the Company is merged into or consolidated with another entity, or if it should sell or otherwise dispose of all or substantially all of its assets or business to another entity, the term “Company” for all purposes of this Agreement shall be taken to apply to such other entity, and any capital stock (which, if such entity is not a corporation, shall be deemed to mean the similar equity interests of such entity) having general voting power of such corporation received by Jefferies Capital Partners on account of the Subject Shares held by it immediately prior to the time of such merger, consolidation, sale or disposition shall be deemed to be Subject Shares subject to all of the terms and conditions of this Agreement.  In case the Common Stock of the Company shall be reclassified, any capital stock having general voting power of the Company received by Jefferies Capital Partners on account of the Subject Shares held by it immediately prior to the time of such reclassification shall be deemed to be Subject Shares subject to all of the terms and conditions of this Agreement.

ARTICLE III
TRANSFERS

SECTION 3.01.            TRANSFERS TO THIRD PARTIES.  Jefferies Capital Partners may sell, transfer or otherwise dispose of any of the Subject Shares or Derivative Securities of the Company referred to in Article IV hereof to any third party and, upon such disposition, such Subject Shares, or the shares of Common Stock issuable upon the conversion, exercise or exchange of such Derivative Securities, as the case may be, shall cease, subject to Section 3.2, to be Subject Shares.  Notwithstanding the foregoing, if Jefferies Capital Partners should grant a security interest in any Subject Shares or Derivative Securities of the Company, the securities subject to the security interest shall continue to be Subject Shares or Derivative Securities, as applicable, subject to all of the terms and conditions of this Agreement, except to the extent that the power to vote such securities as contemplated by Article II above shall not be exercisable by Jefferies Capital Partners.

SECTION 3.02.            TRANSFERS AMONG AFFILIATES.  Jefferies Capital Partners may at any time transfer all or any portion of the Subject Shares within Jefferies Capital Partners or to any Affiliate of Jefferies Capital Partners; provided that, as a condition to any such transfer to an Affiliate of Jefferies Capital Partners that does not already hold an interest in Subject Shares, such Affiliate shall execute and deliver to the Company a written instrument reasonably satisfactory to the Company agreeing to be bound by the terms and conditions of this Agreement.

ARTICLE IV
STOCK DIVIDENDS AND DISTRIBUTIONS; STOCK ACQUISITIONS

In the event that Jefferies Capital Partners shall receive, as a dividend or other distribution upon any Subject Shares, any shares of Common Stock or Derivative Securities of the Company, the shares of Common Stock issuable or issued upon the conversion, exercise or exchange of such Derivative Securities shall be deemed to be Subject Shares subject to the terms and conditions of this Agreement.

In the event that Jefferies Capital Partners should acquire additional shares of Common Stock or Derivative Securities otherwise than as a dividend or distribution as referred to in the preceding paragraph, such additional shares, or shares issuable upon the conversion, exercise or exchange of such Derivative Securities, as the case may be, shall be deemed to be Subject Shares to the extent necessary to prevent the percentage of outstanding shares of Common Stock held by Jefferies Capital Partners that are not Subject Shares from exceeding the Operative Percentage.

ARTICLE V
TERMINATION

This Agreement shall terminate at the option of Jefferies Capital Partners exercisable by notice to the Company in accordance with Section 6.3 if the Spin-Off Effective Date does not occur on or prior to December 31, 2012.  This Agreement shall automatically terminate upon the earlier of (a) a sale, transfer or other disposition by Jefferies Capital Partners (in one or a series of transactions) of all of the Subject Shares in accordance with Section 3.1, or (b) the percentage ownership of Common Stock held by Jefferies Capital Partners falling below the Operative Percentage or (c) the percentage ownership of Fiesta Common Stock held by Jefferies Capital Partners falling below the Fiesta Percentage.

ARTICLE VI
MISCELLANEOUS

SECTION 6.01.            SUCCESSORS.  This Agreement shall bind and inure to the benefit of the parties hereto and each of their successors and permitted assigns. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement shall not be binding on any transferee or purchaser of Subject Shares or Derivative Securities from Jefferies Capital Partners (other than a person who is an Affiliate of Jefferies Capital Partners).

SECTION 6.02.            AMENDMENTS AND WAIVERS.  No amendment, modification, supplement, termination, consent or waiver of any provision of this Agreement, nor consent to any departure herefrom, shall in any event be effective unless the same is in writing and is signed by the party against whom enforcement of the same is sought.  Any waiver of any provision of this Agreement and any consent to any departure from the terms of any provision of this Agreement shall be effective only in the specific instance and for the specific purpose for which given.  No failure or delay by any party hereto in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any other right, power or privilege under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, power or privilege.

SECTION 6.03.            NOTICES.  All notices, consents, requests, demands and other communications hereunder shall be in writing, and shall be deemed to have been duly given or made: (i) when delivered in person; (ii) three (3) days after deposited in the United States mail, first class postage prepaid; (iii) in the case of overnight courier services, one (1) business day after delivery to the overnight courier service with payment provided; (iv) in the case of fax, when sent, verification received or (v) when sent by email (with confirmation); in each case addressed as follows, or in the case of any addressee, to such other address as may be designated by such addressee in accordance with this Section 6.4:

if to the Company:

Carrols Restaurant Group, Inc.
968 James Street
Syracuse, New York 13203
Attention: Joseph A. Zirkman
Fax: (315) 475-9616
Email: jzirkman@carrols.com

with a copy (which shall not constitute notice) to:

Katten Muchin Rosemann LLP
575 Madison Avenue
New York, New York 10022
Attention: Wayne A. Wald, Esq.
Fax: (212) 894-5508
Email: wayne.wald@kattenlaw.com

if to Jefferies Capital Partners:

Jefferies Capital Partners IV L.P.
Jefferies Employee Partners IV LLC
JCP Partners IV LLC
520 Madison Avenue, 10th Floor
New York, New York 10022
Attention: Brian P. Friedman
Fax: (212) 284-1717
Email: bfriedman@jefferies.com

with copies (which shall not constitute notice) to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038
Attention: Melvin Epstein, Esq.
Fax: (212) 806−7864
Email: mepstein@stroock.com

SECTION 6.04.            GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to conflicts of laws principles.  Each of the parties hereto hereby (i) irrevocably and unconditionally submits to the exclusive jurisdiction of the courts of the State of New York located in The Borough of Manhattan, or the United States District Court for the Southern District of New York over any suit, action or proceeding arising out of or relating to this Agreement, (ii) agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such party shall be effective service of process for any action, suit or proceeding brought against such party in any such court, (iii) irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum, (iv) agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such party and may be enforced in any other courts to whose jurisdiction such party is or may become subject, by suit upon such judgment or in any other manner provided by law and (v) expressly agrees herein to waive any right to have any issue relating to this Agreement determined by a jury trial.  Subsection (v) of this Section 6.5 is a material inducement for each of the parties hereto to enter into this Agreement.

SECTION 6.05.            EFFECT OF HEADINGS.  The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

SECTION 6.06.            ENTIRE AGREEMENT.  This Agreement contains the entire agreement between the parties hereto regarding the subject matter hereof and thereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied, with respect to the subject matter hereof and thereof.

SECTION 6.07.            SEVERABILITY.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid, void or unenforceable provision and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

SECTION 6.08.            COUNTERPARTS.  This Agreement may be executed in counterparts, each of which shall be deemed an original of the party executing it, but all of which together shall constitute one and the same instrument, and shall become effective when one or more such counterparts have been signed and delivered, including via facsimile, by each of the parties.

SECTION 6.09.            FURTHER ASSURANCES.  Each of the parties to this Agreement shall execute any and all further documents, agreements and instruments, and take all such further actions (including the filing and recording of any other documents), which may be required under any applicable law, or which any other party hereto may reasonably request, to give effect to the intents and purposes of this Agreement.

SECTION 6.10.            MANNER OF VOTING.  The voting by Jefferies Capital Partners, or giving of consent in lieu thereof, of the Subject Shares pursuant to this Agreement may be effected in person, by proxy, by written consent or in any other manner permitted by applicable law.  For the avoidance of doubt, voting by Jefferies Capital Partners, or giving of consent in lieu thereof, of the Subject Shares pursuant to this Agreement need not make explicit reference to the terms of this Agreement.

SECTION 6.11.            IRREVOCABLE PROXY AND POWER OF ATTORNEY.  Jefferies Capital Partners hereby appoints as the proxy of Jefferies Capital Partners, and hereby grants a power of attorney to, the President of the Company, with full power of substitution, with respect to the matters set forth in Section 2.1(b), and hereby authorizes the President of the Company to represent and to vote, if and only if Jefferies Capital Partners attempts to vote (whether by proxy, in person or by written consent), in a manner which is inconsistent with Section 2.1(b), any or all of the Subject Shares.  The proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the parties hereto in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Article V or is amended in accordance with Section 6.3.  Jefferies Capital Partners hereby revokes any and all previous proxies or powers of attorney with respect to the Subject Shares and shall not hereafter, unless and until this Agreement terminates pursuant to Article V or is amended in accordance with Section 6.3, purport to grant any other proxy or power of attorney with respect to any of the Subject Shares, deposit any of the Subject Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the Subject Shares, in each case, with respect to any of the matters set forth herein.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

CARROLS RESTAURANT GROUP, INC.

By:	/s/ Joseph Zirkman
Name: Joseph Zirkman
Title: Vice President

JEFFERIES CAPITAL PARTNERS IV L.P.,
JEFFERIES EMPLOYEE PARTNERS IV LLC,
JCP PARTNERS IV LLC

By:	Jefferies Capital Partners IV LLC, as Manager

By:	/s/ Brian P. Friedman
Name:
Title: Managing Member